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EXPLANATORY NOTE
The following article, which included an interview with Russ Strobel, CEO of Nicor Inc., appeared in the Chicago Tribune on December 18, 2010.

Chicago Tribune
Nicor CEO plans to retire, walk away with package worth $23.8 million
Executive Russ Strobel, who helped revive utility’s earnings per share, is working on merger with AGL, which would form country’s largest natural gas distribution company
By Julie Wernau
18 December 2010
Nicor Inc. Chief Executive Russ Strobel stands to walk away with a package totaling $23.8 million following the recently announced sale of Nicor to AGL Resources for $2.4 billion.
Strobel, 58, has been Nicor’s CEO and chairman since 2005 and president since 2002, taking the helm of the Naperville-based company following several regulatory inquiries. Under his leadership, earnings per share climbed out of a downward spiral, and the proposed Nicor-AGL merger would make the combination the country’s largest natural gas distribution company.
Strobel’s package includes a one-time payment of $11.4 million, and he owns Nicor stock worth $8.5 million at the $53-per-share offer from AGL, according to the most recent proxy. Strobel’s stock options also vest when he leaves and would be worth $3.9 million at the buyout price.
In an interview with the Tribune Strobel discussed his retirement plans and what consumers can expect after the merger, slated to close in the second half of 2011.
Q: What are your plans for after the merger?
A: The immediate plans are to make the merger work. So that means for the next several months working on regulatory approval.
My wife has been sort of my model for my whole career. We met in law school. We got married the day before we graduated. We both went to work at big firms and she became general counsel of Commonwealth Edison and then Exelon and then eventually she rose to the position where she was running the transmission and distribution business at Exelon. She retired about five years ago and since that time she has been getting an F-minus in retirement.
I sort of followed in her footsteps. I practiced law and I eventually became general counsel of Nicor and then I became CEO of a gas utility. ... Now six or seven years behind her, I’m going to retire. When I do finish here, I don’t want to get up early in the morning, and I don’t want to get home late in the day. There’s a world of things to do. I’m involved in the CSO — the Chicago Symphony Orchestra — an organization that I’m interested in and would like to spend more time on.
Teaching does appeal to me. I think I’ve always been a frustrated teacher. ... I would love to travel ... I’ve never been to the Far East. ... I wouldn’t mind working on my golf game. ... The world will be my oyster, I’m hoping.
Q: Why is this a good deal at this particular point in time for both companies?
A: It’s always a good time to put two great companies together. You have AGL, which is an extremely efficient natural gas company — and that’s what your customers want. They want safe, reliable, cost-effective service, and AGL and Nicor both excel in all three of those areas. ... AGL has something that we don’t have. They’ve actually acquired and integrated other natural gas utilities. And we don’t have that experience. We’ve always been a single-state utility. From a business point of view, it was also very important that our unregulated businesses — that is, non-gas-utility businesses — also line up very, very well. ... So what you’ve got is two companies with very good operating metrics that also have highly complementary businesses that will fit together very neatly, and that’s really why AGL and why now.
Q: What changes have occurred at Nicor under your tenure that have helped pull the company out of its rut and into an enviable position?
A: Nicor has always been an incredibly solid company, and really a special place. I know every CEO thinks his company is a special place — my daughter is the most beautiful girl in the world and no man’s good enough for her (and she is). But Nicor is a special place. ... The Nicor before I got here, at bottom, at its foundation, was the same Nicor that’s here today. We had our share of problems and many of them were self-inflicted, but they didn’t really go to the core of what Nicor is and the people who work at Nicor. ...
It’s like a good kid who gets in a little trouble, but he’s basically a good kid. ... This is a really good company that got itself into a little bit of trouble. My job was like a guidance counselor — to channel the inner goodness of the company and let it return to what it really is. .... That’s what we did.
Q: There’s been speculation that you were looking to leave the company and there was no succession plan in place and that led to the timing of the deal. Yay or nay?
A: It’s not just “nay,” it’s fatuous — on every level. I’m 58 years old. I’m not ready to retire, I mean, really retire. I had no interest in leaving Nicor. I actually love it at Nicor. Being a CEO — all kidding aside — is actually a pretty good job. ... If I was 65, these stories might have some credibility.
If you ask me would I rather have done this, personally — for my own personal benefit — when I turned 65? Yeah. That would have been ideal. If I was really smart, I could have put these two companies together in seven years. But now’s the right time, this is the right transaction, AGL’s the right company, and it’s got nothing to do with me reaching the ripe old age of 58.
Q: What direction do you see for the nation’s energy policy, and how does this merger fit in to that larger picture?
A: Natural gas is a phenomenal resource. No. 1: It’s abundant. No. 2: It’s domestic. No. 3: It’s very reasonably priced. And No. 4: It doesn’t put a lot of carbon out there. It’s very ecologically friendly. There are a lot of other reasons — it’s not just carbon, but carbon’s a big issue if you believe, like I do, in global warming. ... You’re already seeing a quarter of the nation’s electricity is now generated off natural gas and, in my view, that’s going to increase because you have an aging fleet of coal-fired power plants — even right here, even in Illinois — which have got to be brought up to current standards and it’s very expensive to do.
All of this means that we’re going to have to increase the scale and the scope of our natural gas infrastructure. The drilling part of that is already happening — and then you’re going to see the interstate pipelines being built up. ... Then the last leg of it is distribution, which is what Nicor gas does. AGL and we have natural gas storage and distribution and we even have a little piece of a natural gas interstate pipeline. Those assets are going to become more and more important to the energy policy of the United States over the next several years.
Putting the companies together really enables you to better take advantage of that situation. You’re going to have a broader geographic reach, you’re going to have more access to capital. There is an energy revolution going on, and natural gas — people talk about wind and solar and all those things are great — but, man, they’re not a drop in the bucket compared to what natural gas is going to contribute.